Exhibit 10.6

FORM OF

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

DIRECTOR AGREEMENT

THIS AGREEMENT is made and entered into this 29th day of March, 2000, by and between Summit Bank, a Bank organized and existing under the laws of the Commonwealth of Massachusetts, (hereinafter referred to as the, “Bank”, and                 , a member of the Board of Directors of the Bank, Service Bancorp, Inc. (hereinafter referred to as the, “Company”), or Service Bancorp, MHC (hereinafter referred to as the, “Mutual Holding Company”), or any affiliates or subsidiaries (hereinafter referred to as the, “Director”).

WHEREAS, the Director is now on the Board of the Bank, the Company, or the Mutual Holding Company, or any affiliates or subsidiaries, (hereinafter referred to as the, “Board”) and has for many years faithfully served the Bank, the Company, or the Mutual Holding Company. It is the consensus of the Board of Directors that the Director’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Director’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss should the Director terminate their service on the Board;

ACCORDINGLY, the Board has adopted the Summit Bank Director Supplemental Retirement Plan (hereinafter referred to as the, “Director Plan”) and it is the desire of the Bank and the Director to enter into this agreement which the Bank will agree to make certain payments to the Director upon the Director’s retirement and to the Director’s beneficiary(ies) in the event of the Director’s death pursuant to the Director Plan;

FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW THEREFORE, in consideration of services the Director has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Plan shall be February 4, 2000.

B.	Plan Year:

Any reference to the “Plan Year” shall mean a calendar year from July 1st to June 30th. In the year of implementation, the term the “Plan Year” shall mean the period from the Effective Date to June 30th of the year of the Effective Date.

C.	Retirement Date:

Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Director reaches age      or such later date as the Director may actually retire.

D.	Termination of Service:

Termination of Service shall mean the Director’s voluntary resignation from service on the Board or failure of re-election to the Board, prior to the Normal Retirement Age [Subparagraph I (J)].

E.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. Prior to the Director’s Termination of Service or the Director’s retirement, whichever event shall first occur, such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit [Subparagraph I (F)].

F.	Index Retirement Benefit:

The Index Retirement Benefit for each Director in the Director Plan for each Plan Year shall be equal to the excess (if any) of the Index [Subparagraph I (G)] for that Plan Year over the Opportunity Cost [Subparagraph I (H)] for that Plan Year.

G.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinbelow as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the Effective Date of the Director Plan.

[Insurance Policy Information]

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Director Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased, or had not subsequently surrendered or lapsed, which illustrations will be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Directors and their beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Director Plan than that of an unsecured creditor of the Bank.

H.	Opportunity Cost:

The Opportunity Cost for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to the Director pursuant to the Director Plan (Paragraph II hereinafter) plus the amount of all previous years after-tax Opportunity Cost, and multiplying that sum by the average annualized after-tax yield of a one-year Treasury Bill, or, in any event, no less than five and one half percent (5.50%).

I.	Change in Control:

Change in Control of the Bank or the Company means a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Bank Holding Company Act of 1956, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control (collectively, the “BHCA”); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such a time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof,” provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the Plan are to be exchanged for or converted into cash or property or securities not issued by the Company, or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offer. Notwithstanding the foregoing, a “change in control” shall not be deemed to have occurred in the event of a conversion of the Company’s mutual holding company to stock form or in connection with any reorganization or action used to effect such a conversion.

J.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age     .

II.	INDEX BENEFITS

A.	Retirement Benefits:

Subject to Subparagraph II (D) hereinafter, a Director who remains on the Board until the Normal Retirement Age [Subparagraph I (J)] shall be entitled to receive the balance in the Pre-Retirement Account in twenty (20) equal annual installments commencing thirty (30) days following the Director’s retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I (F)] for each Plan Year subsequent to the Director’s retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Director until the Director’s death or the death of the Director’s spouse, whichever event shall last occur.

B.	Termination of Service:

Subject to Subparagraph II (D), should a Director suffer a Termination of Service the Director shall be entitled to receive the balance in the Pre-Retirement Account payable to the Director in twenty (20) equal annual installments commencing thirty (30) days following the Director’s Normal Retirement Age [Subparagraph I (J)]. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Director attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Director attains Normal Retirement Age, shall be paid to the Director until the Director’s death or the death of the Director’s spouse, whichever shall last occur.

C.	Death:

Should the Director die prior to having received the balance of the Pre-Retirement Account the Director may be entitled to under the terms of this Director Plan, the entire unpaid balance of the Director’s Pre-Retirement Account shall be paid in a lump sum to the individual or individuals the Director may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary(ies), the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Director’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Director.

In addition to the payments that may be due under the terms of this Subparagraph II(C), if the Director predeceases the Director’s spouse, then the Director’s spouse, upon the death of the Director, shall be entitled to receive an Index Retirement Benefit as set forth in Subparagraphs II(A) and (B), until the death of said Director’s spouse. If, however, the Director’s spouse predeceases the Director, then there shall be no Index Retirement Benefit payable further upon the death of the Director.

Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 4th day of February, 2002.

D.	Termination for Cause:

Should the Director be Terminated for Cause at any time, all benefits under this Director Plan’ shall be forfeited. Termination for Cause means the termination of service on the Board caused by the individual’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order, any of which results in material loss to the Company or one of its Affiliates. If a dispute arises as to discharge for “cause”, such dispute shall be resolved by arbitration as set forth in this Director Plan.

E.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Directors, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	CHANGE OF CONTROL

Upon a Change of Control [Subparagraph I (I)], if the Director subsequently suffers a Termination of Service [Subparagraph I (D)], then the Director shall receive the benefits promised in this Director Plan upon attaining Normal Retirement Age, as if the Director had been continuously serving the Bank until the Director’s Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Director Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Director Plan and agrees to abide by its terms.

V.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.	Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

H.	12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Continuation as Director:

Neither this Agreement nor the payment of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank, the Company, or the Mutual Holding Company.

VI.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be Summit Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director for “cause”, such dispute shall likewise be submitted to arbitration as above-described and the parties hereto agree to be bound by the decision thereunder.

VII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change in Control [Subparagraph I (I)], this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 29th day of March, 2000, and that, upon execution, each has received a conforming copy.

SUMMIT BANK Medway, Massachusetts

By:
Witness		Title:

Witness		Director

Service Bancorp, Inc.
Director Supplemental Retirement Plan
Information Schedule

Current Directors
Name	Normal Retirement Age	Policy Face Amount ($)	Premiums Paid ($)
Richard Giusti	65
First Policy		810,000	210,000
Second Policy		446,604	105,000
John Hasenjaeger	65
First Policy		109,000	40,000
Second Policy		61,152	20,000
Thomas R. Howie	65
First Policy		109,000	40,000
Second Policy		61,152	20,000
Kenneth C.A. Isaacs	60
First Policy		454,000	166,667
Second Policy		254,000	83,333
Paul V. Kenney	60
First Policy		85,000	22,000
Eugene R. Liscombe	60
First Policy		164,000	40,000
Second Policy		89,224	20,000
James Murphy	72
First Policy		103,000	40,000
Second Policy		57,370	20,000
Lawrence E. Novick	65
First Policy		789,000	290,000
Second Policy		443,354	145,000

Kelly A. Verdolino	60
First Policy		360,000	88,000
Second Policy		196,337	44,000

Former Directors
William J. Casey	60
First Policy		85,000	32,000
Second Policy		446,166	116,000
John G. Dugan	60
First Policy		100,000	31,000
Second Policy		50,000	14,333
Robert J. Heavy	72
First Policy		149,000	58,000
Second Policy		83,186	29,000
Robert A. Matson	60
First Policy		368,000	108,500
Second Policy		206,417	53,667